REXHALL INDUSTRIES, INC.
                      46147 7th Street West
                   Lancaster, California 93534

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Rexhall Industries, Inc.
("Company") will be held at the Lancaster plant, 46147 7th Street
West, Lancaster, California, 93534 on Tuesday, May 7, 1996, at
10:00 a.m., California time for the following purposes:

1.       To elect its Board of Directors to serve for the ensuing year,

2. To ratify the selection of Deloitte & Touche as the independent public accountants of the Company for the year ending December 31, 1996;

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The stock transfer books of the Company will not be closed, but only holders of common stock of records at the close of business on April 4, 1996 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend.

Cheryl L. Rex
Secretary

DATED:   April 15,1996

                     REXHALL INDUSTRIES, INC.
                      46147 7th Street West
                   Lancaster, California 93534

          PROXY STATEMENT FOR ANNUAL MEETING TO BE HELD
                      MAY 7,1996, 10:00 A.M.

Your proxy is solicited on behalf of the Board of Directors of Rexhall Industries, Inc. ("Company") for use at the annual meeting of shareholders to be held on the above date at 46147 7th Street West, Lancaster, California, 93534. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the five (5) nominees for director named herein, for approval of the amendments of the Company's 1989 Incentive and Non-Statutory Stock Option Plan, and for the approval of Deloitte & Touche as the Company's independent accountants for the year ending December 31, 1996. A proxy given by a shareholder may be revoked at any time before it is exercised by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date or by voting in person at the meeting.

The cost of this solicitation of proxies will be borne by the Company. Solicitations will made by mail. In addition the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of common stock of the Company.

The Company's annual report, including financial statements for its fiscal year ended December 31, 1995, is being mailed to all shareholders concurrently herewith. The annual report is not part of the proxy materials.

The Company's annual report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission, is available without charge upon written request from the Secretary of the Company at the address set forth above.

Holders of common stock of record at the close of business on April 4, 1996 will be entitled to vote at the meeting. There were 2,501,000 shares of common stock outstanding on that date. Each share is entitled to one vote and a majority of the shares of common stock outstanding is necessary to constitute a quorum for the meeting. The shareholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his votes for a candidate unless such candidate's name has been place in nomination prior to the voting and unless a shareholder has given notice at the meeting prior to the voting of his intention to cumulate his votes. If any shareholders give such notice, all shareholders may then cumulate their votes.

                      ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The number of directors presently authorized by the By-laws of the Company is five (5).

Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominees become unavailable or unable to serve as a director of the Company prior to voting, the proxy holders will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Nominees

Information concerning the nominees based on data furnished by them is set forth below:

WILLIAM J. REX, AGE 45, as founder of the Company, has served as the Company's chief executive from its inception as a general partnership in July 1986. In January 1987, when the Company began operations in corporate form, Mr. Rex became the Company's President and Chairman of the Board, offices which he continues to hold. From March 1983 until founding the Company, Mr. Rex served in various executive capacities for Establishment Industries, Inc., a manufacturer of Class A and Class C motorhomes which was acquired in June 1985 by Thor Industries, Inc., a large manufacturer of recreational vehicles. His last position with Establishment Industries, Inc. was President. From 1970 until March 1983, Mr. Rex was employed in various capacities by Dolphin Trailer Company, a manufacturer of a wide range of recreational vehicles products. At the time he left Dolphin Trailer Company (which changed its name to National R. V., Inc. in 1985), Mr. Rex was Plant Manager in charge of all production and research and development.

AL J. THEIS, AGE 78, became a director in August 1987. Mr. Theis is a consultant to the recreational vehicle industry and consults with the Company relating to financial matters and in development of global sales. From August 1987 to February 1991, Mr. Theis was employed by the Company as Chief Financial Officer, from February 1982 until June 1984, he was employed by Establishment Industries, Inc., as Chief Financial Officer and Corporate Planner.

DONALD C. HANNAY, AGE 68, joined the Company in December 1987 and is responsible for product sales and marketing. He became a director in May 1989. From April 1982 until August 1987, he was employed by Establishment Industries, Inc. as Vice President, Sales and Marketing where he built the Establishment's dealer network and was responsible for dealer sales. From August 1987 until joining the Company, he was employed as General Sales Manager by Komfort Industries of California, Inc., a recreational vehicle manufacturer located in Riverside, California.

ROBERT A. LOPEZ, AGE 56, is President of Nickerson Lumber and Plywood. Robert started his employment with Nickerson as an outside salesman in 1969, in 1990 he became a partner and purchased Nickerson Lumber stock. He was elected as President of Nickerson in 1981. His background in marketing products primarily to residential builders, manufactured housing and recreational vehicle assemblers, is a tremendous asset in helping Rexhall market its products in both the domestic and global arena. In his spare time, Mr. Lopez is captain of San Fernando Rangers, a non-profit organization working to use horses as therapeutic conditioning for mentally and physically, disabled children.

JOHNNY J. CULBERTSON, AGE 43, joined Rexhall in November of 1994, he is Vice President and General Manager of the Indiana plant.
From October 1992 until October 1994 he was employed by Warrick Industries a manufacture of transit buses, ambulances and cargo trucks, where he was responsible for manufacturing. From October 1989 until October 1992 he was employed with Damon Corp., where he introduced them to a Class A product line. Prior to employment at Damon Corp., Mr. Culbertson was employed by Honey R.V.s for 16 years. Honey R.V.'s product line included motorized, towable, park model homes and truck camper recreational vehicles. Mr. Culbertson's last position with Honey R.V.s was Vice President of Production.

Information Concerning Directors and Committees

During 1995, there were four meetings of the Board of Directors. Outside directors receive $350 per meeting for serving the Company as members of the Board. Directors may also be reimbursed for reasonable expenses relating to attendance at Meetings of the Board or a Committee of the Board. Each director attended all of the board meetings held during his tenure as a director in 1995.

These are the following Committees of the Board of Directors:

Audit Committee.  The Audit Committee consist of William J. Rex, Al
J. Theis and Robert A. Lopez. The Audit Committee is to meet with representatives of the Company's independent auditors and with representatives of senior management. The committee recommends the engagement or discharge of the Company's independent auditors, consults with the auditors as to the adequacy of internal accounting procedures and reviews and approves financial statements and reports. The Audit Committee met two times in 1995.

Compensation Committee. The Compensation Committee consists of William J. Rex, Al J. Theis and Robert A. Lopez. The Compensation Committee is responsible for reviewing and reporting to the Board on the recommended annual compensation for officers including salary, bonuses, and other forms of compensation and remuneration and also administers the Company's Stock Option Plan. The Compensation Committee met two times in 1995.

The Company has no standing nominating or similar committee whose function is to consider or recommend nominees to the Board of Directors.

Securities Ownership

The following table sets forth information as of April 04, 1996 concerning the ownership of the Company's Common Stock (the only class of securities outstanding) by all persons known by the Company to be beneficial owners of more than five percent (5%), by all directors and nominees for director owning Common Stock, and by all directors and officers as a group:

                                        Number of            Percent of
                                        Shares               Outstanding
Name of Beneficial Owner                Beneficially         Shares at
or Identity of Group                    Owned (1)            April 1996

William J. Rex (1)                      1,231,000              49.2%
c/o Rexhall Industries, Inc.
46147 7th St. West
Lancaster CA 93534

All Directors and Officers as a Group   1,244,000              49.7%
(5 persons)

(1) The person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to applicable community property law.

Executive Compensation

         The following table sets forth certain information as to each of the five highest paid of the Company's executive officers (1) whose cash compensation exceeds $100,000 for the year ended
December 31, 1995.

                                SUMMARY COMPENSATION TABLE
                                 Annual Compensation
                                                        Other Annual
Name and                                                Compensation
Principal Position         Year    Salary     Bonus(S)        $

William J. Rex              95    250,000    324,000          (2)
President & CEO             94    250,000    358,000(3)       ---
                            93    250,000    254,000          ---

Donald C. Hannay, Sr.       95     53,800    168,000          ---
V.P. of Sales & Marketing   94     42,000    158,000          ---
                            93     42,000     73,000          ---

Juan Arias                  95     85,000    114,000          ---
V.P. of Production          94     83,000    117,000          ---
                            93     75,000     51,000          ---

(1) Only three executive officers had cash compensations that exceeds $100,000 for the year December 31, 1995.

(2) The total reimbursed incremental cost to the Company of providing perquisites and other personal benefits during 1995 did not exceed as to any named officer the lesser of $50,000 or 10% of the total 1995 salary and bonus paid to such named officer and, accordingly, is omitted from the table. These benefits included (i) reimbursement for medical expenses ($100 monthly) and (ii) amounts allocated for personal use of company-owned automobile provided to Mr. Rex.

(3) Mr. Rex's income was incorrectly reported at $390,000 in 1994 but was actually $358,000.

Compensation Committee Report

In 1994 the Company extended for 2 years an employment agreement, with William Rex. The employment agreement provides for an annual salary of $250,000 plus a bonus determined monthly in the amount of 10% before bonus and taxes. Other Executive Officers are compensated based on the following factors: (1) the financial results of the Company during the prior year, (2) compensation paid to executive officers in prior years,
(3) extraordinary performance during the year and (4) compensation of executive officers employed by competitors.

Directors who are not Executive Officers are paid $350 per Board Meeting and there are four Board Meetings per year.

The Company also has an incentive program under which it pays supervisory employees involved in sales and production a cash bonus based on specific performance criteria. Committee members: William J. Rex, Robert A. Lopez and Al J. Theis.

Stock Option Plan

In May 1989, the Company adopted the 1989 Incentive and Nonstatutory Stock Option Plan (the "Option Plan"), which provides for the granting of (i) incentive stock options pursuant to Section 422A of the Internal Revenue Code of 1986, as amended, to key employees, and (ii) nonstatutory stock options to key employees and directors and consultants to the Company designated by the Board as eligible under the Option Plan. Under the Option Plan, options for up to 225,000 share may be granted. In May 1994 an amendment of the Option Plan increased by 225,000 the number of shares authorized for issuance under the Option Plan (from an original 225,000 shares to 450,000 shares as amended). In May 1995, the Board of Directors agreed not to issue any additional options authorized by the May 1994 resolution until further notice in order to protect the per share profit of its shareholders.

The following table sets forth information as to all options to purchase Common Stock which were granted to Executive Officers specified in the table under "Cash Compensation" above who received options during the year ended December 31, 1995:

Option/SAR Grants in 1995

                 # of Securities         % of Total
                 Underlying            Options/SARs     Exercise
                 Options/SARs   Grants to Employees       or Base  Expiration
Name             Granted             In Fiscal Year  Price ($/SH)        Date
William J. Rex             0                     0              0          0
Michael M. Hill(2)    10,000                    48%         $3.25     2/2000
Donald C. Hannay      11,000                    42%         $3.25     2/2000
Johnny J. Culbertson       0                     0              0          0
Al J. Theis                0                     0              0          0
Juan Arias                 0                     0              0          0

                               Option/SAR Grants Canceled

                          # of Securities     % of Total
                          Underlying          Option Grants  Base
                          Options/SARs Grants Canceled       Price Expiration
Name                 Year Canceled (#)(1)     to employees   ($SH)      Date

William J. Rex       1995          0              0             0        0
                     1994          0              0             0        0
                     1993     65,000             72%        $5.36     1995

William M. Hill(2)   1995          0              0             0        0
                     1994          0              0             0        0
                     1993          0              0             0        0

Donald C. Hannay     1995          0              0             0        0
                     1994          0              0             0        0
                     1993     10,000             11%        4.875     1995

Juan Arias           1995     11,000             39%            0        0
                     1994          0              0             0        0
                     1993          0              0             0        0

Johnny J. Culbertson 1995          0              0             0        0
                     1994          0              0             0        0
                     1993          0              0             0        0

(1) Options that were granted in 1990, that were canceled in 1993. There were no grants, canceled prior to 1993.
(2)      Mr. William M. Hill resigned from the Company in February 1995.

No director who was not an Executive Officer was granted any stock options during the year ended December 31, 1995. There were 21,000 stock options granted in February 1995. There were 28,000 shares of stock options repurchased from key employees and canceled during the year ended December 31, 1995.

Effective May 1, 1991, the Securities and Exchange Commission adopted new rules (the "New Rule(s)") regarding reporting of beneficial ownership of securities by directors, officers and persons who own more than ten percent of the Company's Common Stock ("Reporting Persons"). Under the rules which existed prior to May 1, 1991 (the "Old Rule(s)"), employee stock options granted under a plan which complied with Old
Rules 16b-3 were exempt from reporting under Old Rule 16a-6(c). Under the transition provisions applicable to the New Rules, reporting persons are required to report derivative securities acquired under the Old
Rules on the first form otherwise required to be filed after May 1, 1991.

William J. Rex, the Company's Chairman of the Board, President, Chief Executive Officer and principal shareholder, timely filed a Form 4 in May 1993 in which he reported the grant of employee stock options under the Company's 1989 Incentive and Nonstatutory Stock Option Plan. In such Form 4, and pursuant to the transition provisions applicable to the New Rules discussed above, Mr. Rex also reported the grant of options to him before May 1, 1991 that were exempt from earlier reporting but did not report in that Form 4 that such previously granted options had been canceled in exchange for the grant of additional options that were subject to material contingencies and therefore not reportable under the New Rules until the contingencies were satisfied. Such cancellation was reported in an amended Form 4 filed later in May 1993.

Aggregated Option/SAR Exercises in last FY and FY-End Options/SAR Values

                                     # of Securities     Value of Unexercised
                                     Underlying Unexercised      In-The-Money
                                     Option/SARs at              Options/SARs
         Shares Acquired Value       End(#)Exercisable  FY-End(S) Exercisable
Name     on Exercised(#) Realized($) /Unexercisable         /Unexercisable(l)

William J. Rex    0          0       102,000/10,000           227,000/26,000
Donald C. Hannay  0          0        11,000/0                      23,000/0

(1) 12/31/95 closing market price of$5.375 vs. option.

         The following table sets forth information from inception of Option Plan through December 31, 1995 concerning the net number of options under the Option Plan that has been received by (i) each of the Company's current executive officers, (ii) each nominee for election as director, (iii) all current executive officers as a group, (iv) all current directors, who are not executive officers as a group, and (v) all employees who are not executive officers.

                                                               No. of shares
                                                                  covered by
Name of Person or Group       Position with the Company              Options

William J. Rex           Chairman of the Board, President and        112,000
                         Chief Executive Officer, and Nominated Director

Donald C. Hannay, Sr.    Vice President of Sales and Marketing,       11,000
                         and Nominated Director

All current executive officers as a group                            123,000

All current directors who are not executive officers as a group            0

All employees who are not executive officers as a group                    0

SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected Deloitte & Touche as independent accountants of the Company for the year ending December 31, 1996 and further directed that the Company submit the selection of independent accountants for ratification by shareholders at the Company's annual meeting. Deloitte & Touche acted for the Company in such capacity for the year ended December 31, 1995. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                      SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 1997 Annual Meeting must be received at the Company's principal office no later than December 28, 1996 in order to be considered for inclusion in the proxy statement and form of proxy related to that meeting.

                          OTHER BUSINESS

         Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this statement, will have discretionary authority to vote all proxies in accordance with their best judgement.

By order of the Board of Directors

Cheryl L. Rex
Secretary

DATED: April 15, 1996
Lancaster, California